Consent of Independent Registered Public Accounting Firm
The Board of Directors
GitLab Inc.:
We consent to the use of our report dated July 16, 2021, with respect to the consolidated financial statements of GitLab Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
December 8, 2021